POTOMAC INSURANCE TRUST
STATEMENT OF ASSETS AND LIABILITIES
AS OF SEPTEMBER 10, 2002


                                                VP OTC            VP DOW 30         VP INTERNET        VP SMALL CAP
                                              PLUS FUND           PLUS FUND          PLUS FUND           PLUS FUND
                                              ---------           ---------         -----------        ------------
ASSETS

Cash                                           $ 25,000           $ 25,000           $ 25,000           $ 25,000
Receivable from Advisor                          15,693             15,693             15,693             15,693
                                               --------           --------           --------           --------

       Total Assets                              40,693             40,693             40,693             40,693
                                               --------           --------           --------           --------


LIABILITIES


Payable to Advisor                               15,693             15,693             15,693             15,693
                                               --------           --------           --------           --------
       Total Liabilities                         15,693             15,693             15,693             15,693
                                               --------           --------           --------           --------

NET ASSETS                                     $ 25,000           $ 25,000           $ 25,000           $ 25,000
                                               ========        =  ========           ========           ========



NET ASSETS - CLASS A
Net assets                                     $ 12,500           $ 12,500           $ 12,500           $ 12,500
Shares issued and outstanding;
     unlimited shares author                      1,250              1,250              1,250              1,250
Net Asset Value, offering and
     redemption price per share                $  10.00           $  10.00           $  10.00           $  10.00
     (net assets/shares outstanding)



NET ASSETS - CLASS B
Net assets                                     $ 12,500           $ 12,500           $ 12,500           $ 12,500
Shares issued and outstanding;
     unlimited shares author                      1,250              1,250              1,250              1,250
Net Asset Value, offering and
     redemption price per share                $  10.00           $  10.00           $  10.00           $  10.00
     (net assets/shares outstanding)

























   The accompanying notes are an integral part of these financial statements.

POTOMAC INSURANCE TRUST
STATEMENT OF OPERATIONS
FOR THE PERIOD MARCH 14, 2000 THROUGH SEPTEMBER 10, 2002

                                             VP OTC      VP DOW 30    VP INTERNET   VP SMALL CAP
                                            PLUS FUND    PLUS FUND     PLUS FUND     PLUS FUND
                                            ---------    ---------     ---------     ---------

EXPENSES:

Organizational expenses                      $ 6,668     $ 6,668        $ 6,668       $ 6,668
Less:  Expenses to be reimbursed by Advisor    6,668       6,668          6,668         6,668
                                             -------     -------        -------       -------

Net income/(loss)                            $   -       $   -          $   -         $   -
                                             =======     =======        =======       =======








   The accompanying notes are an integral part of these financial statements.

                            POTOMAC INSURANCE TRUST
                       NOTES TO THE FINANCIAL STATEMENTS


1.    ORGANIZATION
      ------------

      The Potomac Insurance Trust ( the "Trust") was organized as a Massachusetts business trust on December 29, 1999 and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company issuing its shares in series, each series representing a distinct portfolio with its own investment objectives and policies. The series presently authorized are: The Potomac VP OTC Plus Fund (" VP OTC Plus Fund"), The Potomac VP Dow 30sm Plus Fund ("VP Dow 30sm Plus Fund"), The Potomac VP Internet Plus Fund ("VP Internet Plus Fund"), The Potomac VP Small Cap Plus Fund ("VP Small Cap Plus Fund"), The Potomac VP OTC/Short Fund, The Potomac VP Dow 30sm/Short Fund, The Potomac VP Internet/Short Fund, The Potomac VP Small Cap/Short Fund, The Potomac VP U.S. Plus Fund, The Potomac VP U.S./Short Fund, The Potomac VP Japan Plus Fund, The Potomac VP Japan/Short Fund, The Potomac VP MidCap Plus Fund, The Potomac VP MidCap/Short Fund, The Potomac VP Total Market Plus Fund, The Potomac VP Total Market/Short Fund, and The Potomac VP Money Market Fund. Pursuant to the 1940 Act, each Fund (other than the Potomac VP Money Market Fund) is a "non-diversified" series of the Trust. The Trust has the authority to issue an unlimited number of shares of beneficial interest and has the authority to classify or reclassify these shares into classes and/or series. Pursuant to such power, the Board of Trustees has initially designated the authorized shares of the Trust into two classes, Class A shares and Class B shares. Each class of shares has identical rights and privileges except with respect to Distribution Fees (see Note 4) and voting rights affecting a single class. Each Fund has had no operations other than those related to organizational matters, including the sale of 1,250 shares of both Class A and Class B to the initial investor (Rafferty Asset Management, LLC, the Advisor - see Note
      3) of the VP OTC Plus Fund, VP Dow 30sm Plus Fund, VP Internet Plus Fund and VP Small Cap Plus Fund, collectively the "Funds", on March 14, 2000.


2.    SIGNIFICANT ACCOUNTING POLICIES
      -------------------------------

      ORGANIZATION EXPENSES
      Expenses incurred by the Trust in connection with the organization and initial public offering are expensed as incurred. These expenses were advanced by the Advisor, and the Advisor has agreed to reimburse the Funds for these expenses, subject to potential recovery (see Note 3).

      FEDERAL INCOME TAXES
      The Funds intend to comply with the requirements of the Internal Revenue Code necessary to qualify as regulated investment companies and to make the requisite distributions of income and capital gains to their shareholders sufficient to relieve them from all or substantially all federal income taxes.

      USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.    INVESTMENT ADVISOR
      ------------------

      The Funds have an Investment Advisory Agreement (the "Agreement") with Rafferty Asset Management, LLC (the "Advisor"), with whom certain officers and trustees of the Trust are affiliated, to furnish investment advisory services to the Funds. Under the terms of the Agreement, the Funds compensate the Advisor for its management services at an annual rate of 0.75% based on their average daily net assets.

      The Advisor has agreed to reimburse these Funds' operating expenses, including organization expenses, through December 31, 2002, to the extent necessary to ensure that the Funds' operating expenses do not exceed 1.50% and 2.50% of average daily net assets for Class A and Class B shares, respectively. Any such waiver or reimbursement is subject to later adjustment to allow the Advisor to recoup amounts waived or reimbursed to the extent actual fees and expenses for a fiscal year are less than the expense limitation of 1.50% and 2.50% for Class A and Class B shares, respectively, provided, however, that the Advisor shall only be entitled to recoup such amounts for a period of three years from the date such amount was waived or reimbursed. From inception to March 14, 2000 each of the Funds incurred additional expenses of $9,025 which qualify for recovery under this plan.


4.    DISTRIBUTION PLAN
      -----------------

      The Trust, on behalf of the Funds, has adopted a Distribution Plan (the "Plan") for Class B shares pursuant to Rule 12b-1 under the 1940 Act. The Plan allows for the Funds to compensate Rafferty Capital Markets, Inc., an affiliate of the Advisor, for distribution and sales fees and other shareholder service fees, an amount not to exceed an annual rate of 1.00% of the average daily net assets of the Funds.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and
Board of Trustees of The Potomac Insurance Trust

We have audited the accompanying statements of assets and liabilities of The Potomac Insurance Trust, comprised of The Potomac VP OTC Plus Fund, The Potomac VP Dow 30SM Plus Fund, The Potomac VP Internet Plus Fund, and The Potomac VP Small Cap Plus Fund (the "Funds") as of September 10, 2002, and the related statements of operations for the period from March 14, 2000 (date of incorporation) to September 10, 2002. These financial statements are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of The Potomac Insurance Trust at September 10, 2002, and the results of its operations for the period from March 14, 2000 (date of incorporation) to September 10, 2002, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
September 10, 2002